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meritage homes reports third quarter results
and adjusts guidance for 2006

THIRD QUARTER RESULTS (2006 COMPARED TO 2005):

•                  2,636 homes closed (+14%) with ASP of $332K (+2%) for $876 million revenue (+16%)

•                  Net earnings of $60 million (-15%), or $2.25 diluted EPS (-6%)

•                  Gross margin of 20% includes $9 million cancelled lot options and inventory write-downs

•                  Net orders for 1,870 homes decline 36% with cancellations at all-time highs

•                  Order backlog decreases 33% to 5,084 homes valued at $1.66 billion

•                  Net debt-to-capital ratio improves to 42%

•                  After-tax return on assets improves to 16%, return on equity 36%

FULL YEAR 2006:

•                  Diluted EPS expected to be $9.00-9.50 on $3.4-3.5 billion revenue

Scottsdale, Arizona (October 25, 2006) — Meritage Homes Corporation (NYSE: MTH) today announced third-quarter and year-to-date results for the period ended September 30, 2006.

Summary Operating Results (Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended September 30,			As of and for the Nine Months Ended September 30,
	2006	2005	%Chg	2006	2005	%Chg
Homes closed (units)	2,636	2,310	14%	7,886	6,192	27%
Home closing revenue	$875,743	$753,505	16%	$2,624,968	$1,956,235	34%
Sales orders (units)	1,870	2,929	-36%	6,576	8,499	-23%
Sales order value	$581,230	$970,535	-40%	$2,108,208	$2,857,492	-26%
Ending backlog (units)				5,084	7,536	-33%
Ending backlog value				$1,664,840	$2,498,948	-33%
Net Earnings[1,2]	$59,539	$70,253	-15%	$216,330	$153,688	41%
Diluted EPS[1,2]	$2.25	$2.40	-6%	$7.94	$5.35	48%

(1) The three- and nine-month periods ended September 30, 2006 include charges related to the adoption of SFAS 123R of $2.0 million ($1.5M after-tax) and $9.3 million ($6.8M after-tax), respectively, plus severance and other employee departure-related costs of $1.1 million ($0.7M after-tax) and $12.8 million ($7.9M after-tax), respectively.

(2) The nine-month period ended September 30, 2005 includes a charge of $31.5 million related to a series of refinancing transactions that reduced after-tax net earnings by $19.7 million, or $.68 per diluted share.

“We’re pleased to report the results we achieved this quarter, especially considering that market conditions continued to be very challenging,” commented Meritage Chairman and Chief Executive Officer Steven J. Hilton. “This has been an extremely fast reversal of fortune from just a year ago, and will be a significant test of homebuilders’ strategies and skillfulness as we manage through these times. We look forward to facing these challenges and the opportunities they present with the strategies and team we have in place today at Meritage.”

Third quarter revenue and earnings

Meritage delivered 2,636 homes for record third quarter home closing revenue of $876 million, a 16% increase over third quarter 2005 home closing revenue of $754 million on 2,310 homes. These increases are the result of closing 45% of orders in beginning backlog, combined with a 2% increase in average price to $332,000 this quarter compared to $326,000 in the third quarter 2005.

Third quarter net earnings and diluted earnings per share declined 15% and 6%, respectively, year over year to $60 million or $2.25 per diluted share, compared to $70 million or $2.40 per diluted share in 2005, reflecting a lower gross margin. Third quarter gross margin fell to 20.3% from 23.6% a year ago, as higher incentives reduced home closing revenues, while costs of sales rose due to higher lot costs and inventory write-downs. Meritage incurred $9 million in charges related to forfeited lot option deposits and inventory valuation write-downs caused by price declines in certain markets.

Commissions and other sales costs were higher during the quarter as a result of increased advertising, marketing and co-brokered sales. General and administrative expenses increased just slightly, including $2.0 million pre-tax expenses for stock-based compensation in the third quarter 2006 related to the adoption of SFAS 123R and $1.1 million of severance-related costs. Excluding these expenses, G&A would have improved to 3.6% of revenue from 4.2% in the prior year period.  This improvement reflects the Company’s successful efforts to control overhead, including additional personnel adjustments made during the quarter.

Year-to-date revenue and earnings

For the first nine months of the year, closings of 7,886 homes and related revenue of $2.6 billion increased 27% and 34%, respectively, over 2005, primarily reflecting closings from the record backlog of sales that occurred in 2005. Year-to-date net earnings of $216 million reflected a 41% increase in 2006 over $154 million in 2005, or 25% after excluding a $19.7 million after-tax charge in 2005 for refinancing debt. Earnings in 2006 were reduced by after-tax charges of $6.8 million of stock-based compensation expense related to the adoption of SFAS 123R and $7.9 million of severance and other employee departure-related costs.

Orders and backlog

Net orders for the third quarter 2006 declined 36% year over year to 1,870 homes, reflecting a slower sales pace across the board. Meritage’s weakest markets were in Florida, although California, Arizona and Nevada had a greater impact on the total decline in sales. New community openings and slower sell-outs of existing communities, coupled with lower sales, resulted in net sales per average community falling from 17 one year ago to nine this quarter.

Cancellations occurred at an all-time quarterly high of 37% of gross orders in the third quarter, or 19% of beginning backlog, compared to 21% of gross orders or 12% of beginning backlog in third quarter 2005. As a result of slower sales, higher cancellations and increased closings in the last twelve months, backlog declined 33% year-over-year in both units and dollar value, to 5,084 homes valued at $1.7 billion.

Average order prices were 5% lower on year-to-date orders for Meritage, and 6% lower in the third quarter, due to higher incentives in our weaker markets and an increase in the proportion of sales in lower-priced markets such as Texas. Texas markets represented 61% of Meritage’s total orders in the third quarter and 55% in the first nine months of 2006, up from 45% and 40% in the respective periods in 2005.

“Demand has clearly slowed in many of our major markets, as demonstrated by declining order trends reported by other public homebuilders and rising inventories of existing homes,” commented Mr. Hilton. “While our Texas markets remain relatively strong, Florida — particularly the Ft. Myers/Naples area — is our most challenging market today. High cancellations — driven by buyers’ fears or inability to sell their existing homes — are resulting in lower net orders, higher unsold inventories, more costly incentives and lower margins as we work to resell these homes.”

Tactical adjustments

“We are responding to weaker conditions across many of our markets by making tactical adjustments to maintain a strong balance sheet, improve our margins and position ourselves for the next up-cycle,” said Hilton. “We are increasing marketing efforts through additional sales training and advertising, increasing the frequency of customer contact to manage our backlog, and aggressively working to reduce unsold inventories of homes. We are re-evaluating and renegotiating land option contracts based on recent sales pace and prices. We’re re-bidding construction contracts and actively managing overhead costs. Unfortunately, we have had to shrink our employee base in some markets.”

Higher cancellations have caused the percentage of unsold homes in inventory to more than double from historic levels as of September 30, 2006. The Company had 363 unsold completed homes and another 981 unsold homes under construction, representing 7% and 18% of total inventory of homes.  Meritage continues its build-to-order strategy, with 75% of homes being built or completed under home sales contracts at quarter-end.

Approximately 88% of the Company’s total 52,000-lot supply at quarter-end was controlled under purchase agreements and option contracts.  Hilton added, “We have limited our total lot growth while adding lots in stronger markets during recent quarters. We’ve reduced our total lot supply by more than 2,100 since the beginning of the year, and now have 4,200 fewer lots outside of Texas than when we entered the year. We expect to further reduce our total lot supply by as many as 2,500 lots by year-end.”

Balance sheet

 “Our strategies to limit financial risks by subcontracting our home construction, managing relatively low levels of debt, maximizing the benefits of options in controlling land, and building relatively few spec homes, have enabled us to produce some of the best returns in the industry while simultaneously managing a very strong balance sheet,” Hilton continued.

Management maintained a strong balance sheet and liquidity throughout the quarter, reporting a net debt-to-capital ratio of 41.7% at September 30, 2006, compared to 45.3% one year earlier. Debt to EBITDA improved to 1.3 from 1.7 year over year, and the Company’s interest coverage ratio improved to 11.5 from 9.4, in the third quarter 2006 compared to 2005. Total funds available under Meritage’s existing bank credit facility stood at $468 million at September 30, 2006, after considering the most restrictive covenants.

After-tax return on assets improved year-over-year to approximately 15.5% from 13.8%, and return on equity improved to approximately 35.9% from 33.6%, based on trailing four quarters’ results this year compared to one year ago.

Full year 2006 outlook

 “As we’ve stated previously and this quarter’s results demonstrated, we expect sales and earnings trends will be weaker until cancellations normalize and stability returns to our markets,” said Hilton. “Based on our reduced backlog, higher cancellations and slower order trends, we expect total revenue of $3.4-3.5 billion in 2006, and diluted EPS of $9.00-9.50. Additional write-offs of option deposits and inventory may be necessary if we experience further deterioration in market conditions or if we’re unsuccessful renegotiating lot option contracts. Because of these uncertainties, we are not in a position to provide specific guidance for 2007 at this time. However, we believe we are armed with a strong balance sheet, confident in our strategy and leadership team, and committed to positioning Meritage to maximize future growth and stockholder returns.”

Segment reporting

As shown in the table of “Operating Data,” the Company has revised its reporting to present homebuilding operations in regional reporting segments. This has no effect on the Company’s financial position, results of operations or cash flows for the periods presented. The Company is in the process of amending its Form 10-K for the year ending December 31, 2005, and Forms 10-Q for the quarters ended March 31 and June 30, 2006, to reflect this change.  We believe these amendments and revised reporting format are consistent with changes being adopted by other public homebuilders.

Conference call and webcast

The Company will host a conference call Thursday, October 26, 2006, at 11 a.m. EDT to discuss the results of the quarter. The call will be webcast and accompanying materials will be accessible on the “Investor Relations” page of the Company’s website at http://www.meritagehomes.com. The dial-in number is 866-700-7173, pass code “Meritage,” and participants are encouraged to dial in five minutes before the call begins. A replay of the call will be available after 2 p.m. EDT October 26, 2006, through midnight November 25, 2006, by dialing 888-286-8010 and referencing pass code 62198634. The webcast replay will also be available on the “Investor Relations” page of the Company’s website, and through CCBN for two weeks at www.fulldisclosure.com.

Meritage Homes Corporation and Subsidiaries

Operating Results

(Unaudited)

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Operating results

Home closing revenue	$875,743	$753,505	$2,624,968	$1,956,235
Land closing revenue	2,453	1,945	15,159	3,954
Total closing revenue	878,196	755,450	2,640,127	1,960,189

Home closing gross profit	177,787	178,011	611,317	450,039
Land closing gross profit	221	57	1,350	528
Total closing gross profit	178,008	178,068	612,667	450,567

Commissions and other sales costs	(55,934)	(39,635)	(156,810)	(106,975)
General and administrative expenses (1)	(34,347)	(31,894)	(128,413)	(82,529)
Other income, net	6,720	5,963	22,944	16,433
Loss on extinguishment of debt	—	—	—	(31,477)
Earnings before provision for income taxes	94,447	112,502	350,388	246,019
Provision for income taxes	(34,908)	(42,249)	(134,058)	(92,331)
Net earnings	$59,539	$70,253	$216,330	$153,688

Earnings per share
Basic:
Earnings per share	$2.28	$2.57	$8.15	$5.72
Weighted average shares outstanding	26,087	27,311	26,554	26,880

Diluted:
Earnings per share	$2.25	$2.40	$7.94	$5.35
Weighted average shares outstanding	26,490	29,217	27,259	28,748

Reconciliation to exclude one-time charge (2):
Earnings before provision for income taxes				$246,019
Add: Loss on extinguishment of debt				31,477
Adjusted amounts:
Earnings before provision of income taxes				277,496
Provision for income taxes				(104,144)
Net earnings				$173,352

Basic earnings per share				$6.45
Diluted earnings per share				$6.03

(1) The three- and nine-month periods ended September 30, 2006 include charges related to the adoption of SFAS 123R of $2.0 million ($1.5M after-tax) and $9.3 million ($6.8M after-tax), respectively, plus severance and other employee departure-related costs of $1.1 million ($0.7M after-tax) and $12.8 million ($7.9M after-tax), respectively.

(2) The nine-month period ended September 30, 2005 includes a charge of $31.5 million related to a series of refinancing transactions that reduced after-tax net earnings by $19.7 million, or $.68 per diluted share.

Meritage Homes Corporation and Subsidiaries

Non-GAAP Financial Disclosures

(Unaudited)

(Dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,		As of and for Trailing Twelve Months Ended September 30,
	2006	2005	2006	2005	2006	2005
EBITDA reconciliation:(1)
Net earnings	$59,539	70,253	$216,330	$153,688	318,307	205,500
Provision for income taxes	34,908	42,249	134,058	92,331	202,287	124,476
Interest amortized to cost of sales	12,508	9,514	32,787	27,025	44,558	37,872
Depreciation and amortization	5,095	4,728	15,272	12,752	19,727	17,016
EBITDA	$112,050	$126,744	$398,447	$285,796	$584,879	$384,864

Interest coverage ratio:(2)
EBITDA					$584,879	$384,864
Interest incurred					50,886	$41,145
Interest coverage ratio					11.5	9.4

Debt to EBITDA ratio:(3)
Notes payable and other borrowings					$788,010	$671,782
EBITDA					$584,879	$384,864
Debt to EBITDA ratio					1.3	1.7

After-tax stockholder returns: (4)
Net earnings					$318,307	$205,500
Average assets					$2,055,190	$1,484,867
Average equity					$886,617	$612,410
After-tax return on assets					15.5%	13.8%
After-tax return on equity					35.9%	33.6%

Net debt-to-capital: (5)
Notes payable and other borrowings					$788,010	$671,782
Less: cash and cash equivalents					(75,436)	(40,185)
Net debt					$712,574	$631,597
Stockholders’ equity					994,881	761,922
Capital					$1,707,455	$1,393,519
Net debt-to-capital					41.7%	45.3%

(1)            EBITDA is a non-GAAP financial measure and represents net earnings before interest expense amortized to cost of sales, income taxes, depreciation and amortization. A non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of earnings, balance sheet, or statement of cash flows (or equivalent statements) of the Company; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.  In this regard, GAAP refers to generally accepted accounting principles in the United States.  We have provided a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.

                          (note 1 continued)

                          EBITDA is presented here because it is used by management to analyze and compare Meritage with other homebuilding companies on the basis of operating performance and we believe it is a financial measure widely used by investors and analysts in the homebuilding industry.  EBITDA as presented may not be comparable to similarly titled measures reported by other companies because not all companies calculate EBITDA in an identical manner and, therefore, it is not necessarily an accurate means of comparison between companies.  EBITDA is not intended to represent cash flows for the period or funds available for management’s discretionary use nor has it been presented as an alternative to operating income or as an indicator of operating performance and it should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

(2)            Interest coverage ratio is calculated as the trailing four quarters’ EBITDA divided by the trailing four quarters’ interest incurred.

(3)            Debt to EBITDA ratio is calculated as notes payable and other borrowings divided by the trailing four quarters’ EBITDA.

(4)            Return on assets is defined as net earnings for the trailing four quarters divided by the average of the trailing five quarters’ ending total assets. Return on equity is defined as net earnings for the trailing four quarters divided by the average of the trailing five quarters’ ending stockholders’ equity for the same period.

(5)            Net debt-to-capital is calculated as notes payable and other borrowings less cash and cash equivalents, divided by the sum of notes payable and other borrowings, less cash and cash equivalents, plus stockholders’ equity.

Meritage Homes Corporation and Subsidiaries

Balance Sheet Data

(In thousands, unaudited)

	September 30, 2006	December 31, 2005
Total assets	$2,243,777	$1,971,357
Real estate	1,577,169	1,392,267
Cash and cash equivalents	75,436	65,812
Total liabilities	1,248,896	1,120,352
Notes payable and other borrowings	788,010	592,124
Stockholders’ equity	994,881	851,005

Meritage Homes Corporation and Subsidiaries

Operating Data (Unaudited)

(Dollars in thousands)

	3rd Qtr 2006		3rd Qtr 2005		Year-to-date 2006		Year-to-date 2005
	Beg.	End	Beg.	End	Beg.	End	Beg.	End
Active Communities:
California	26	27	22	18	20	27	18	18
Nevada	6	5	6	6	6	5	6	6
West Region	32	32	28	24	26	32	24	24

Arizona	40	41	30	35	35	41	26	35
Texas	113	121	98	101	108	121	89	101
Colorado	5	5	1	4	3	5	—-	4
Central Region	158	167	129	140	146	167	115	140

Florida *	14	14	6	10	12	14	—	10
East Region	14	14	6	10	12	14	—	10

Total	204	213	163	174	184	213	139	174

* 2005 results for Florida include Colonial Homes and Greater Homes only since acquisition, in February and September 2005, respectively.

Meritage Homes Corporation and Subsidiaries

Operating Data (Unaudited)

(Dollars in thousands)

	For the Three Months Ended September 30,					As of and for the Nine Months Ended September 30,
	2006			2005		2006		2005
	Homes	Value		Homes	Value	Homes	Value	Homes	Value

Homes Closed:
California	382	$210,941		406	$244,703	1,166	$665,935	1,130	$667,602
Nevada	177	70,282		138	52,980	538	213,544	292	109,662
West Region	559	281,223		544	297,683	1,704	879,479	1,422	777,264

Arizona	851	286,390		765	213,975	2,475	802,373	2,109	562,038
Texas	1,063	247,926		879	197,926	3,090	719,396	2,452	538,110
Colorado	36	13,121		—	—	89	32,849	—	—
Central Region	1,950	547,437		1,644	411,901	5,654	1,554,618	4,561	1,100,148

Florida *	127	47,083		122	43,921	528	190,871	209	78,823
East Region	127	47,083		122	43,921	528	190,871	209	78,823

Total	2,636	$875,743		2,310	$753,505	7,886	$2,624,968	6,192	$1,956,235

Homes Ordered:
California	304	$156,095		400	$236,709	832	$455,308	1,437	$844,942
Nevada	68	28,444		165	66,791	279	111,093	515	194,435
West Region	372	184,539		565	303,500	1,111	566,401	1,952	1,039,377

Arizona	314	94,842		954	328,379	1,504	520,127	2,852	914,374
Texas	1,148	292,595		1,318	304,346	3,630	901,181	3,358	760,437
Colorado	34	13,324		31	11,048	98	37,970	39	14,070
Central Region	1,496	400,761		2,303	643,773	5,232	1,459,278	6,249	1,688,881

Florida *	2	(4,070	)**	61	23,262	233	82,529	298	129,234
East Region	2	(4,070)		61	23,262	233	82,529	298	129,234

Total	1,870	$581,230		2,929	$970,535	6,576	$2,108,208	8,499	$2,857,492

Order Backlog:
California						380	$210,337	1,002	$568,611
Nevada						90	23,949	460	163,976
West Region						470	234,286	1,462	732,587

Arizona						1,456	556,456	2,734	889,723
Texas						2,713	691,250	2,391	535,417
Colorado						41	16,943	39	14,070
Central Region						4,210	1,264,649	5,164	1,439,210

Florida *						404	165,905	910	327,151
East Region						404	165,905	910	327,151

Total						5,084	$1,664,840	7,536	$2,498,948

* 2005 results for Florida include Colonial Homes and Greater Homes only since acquisition, in February and September 2005, respectively.

** Negative order represents the total value of orders cancelled exceeding the value of new orders taken this quarter.

About Meritage Homes Corporation

Meritage Homes Corporation (NYSE:MTH) is a leader in the homebuilding industry. The Company is ranked by Builder magazine as the 13th largest homebuilder in the U.S., is in the S&P SmallCap 600 Index, and has been perennially included on Forbes’ “Platinum 400 - Best Big Companies in America”, the Fortune 1000 and Fortune’s “Fastest Growing Companies in America” lists. Meritage operates in many of the highest growth housing markets of the southern and western United States, including six of the top 10 single-family housing markets in the country during 2005, and has reported 18 consecutive years of record revenue and net earnings. For more information about the Company, visit www.meritagehomes.com. Meritage is a member of the Public Home Builders Council of America (www.phbca.org).

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include those regarding our expected revenue and diluted earnings per share for 2006, our expected lot reductions through year-end 2006, other tactical adjustments we may undertake in response to weaker market conditions, and that additional asset write-offs may become necessary. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events or changes in these expectations.

Meritage’s business is subject to a number of risks and uncertainties, including: fluctuations in demand, pace of sales orders, cancellation rates and home prices in our markets; potential for write-downs or write-offs of assets or deposits; interest rates and changes in the availability and pricing of residential mortgages; a decline in housing affordability; our success in locating and negotiating favorably with possible acquisition candidates; the success of our program to integrate existing operations with any new operations or those of past or future acquisitions, including Colonial Homes of Florida and Greater Homes, Inc.; our increased investments in land acquisitions and development joint ventures; our dependence on key personnel and the availability of satisfactory subcontractors; our ability to take certain actions because of restrictions contained in the indentures for our senior notes and the agreement for our unsecured credit facility; our lack of geographic diversification; the cost and availability of insurance, including the unavailability of insurance for the presence of mold; our potential exposure to natural disasters; the impact of inflation; the impact of construction defect and home warranty claims; the strength and competitive pricing of the single-family housing market; demand for and acceptance of our homes; changes in the availability and pricing of real estate in the markets in which we operate; our ability to acquire additional land or options to acquire additional land on acceptable terms, particularly in our start-up markets; our exposure to obligations under performance and surety bonds, performance guarantees and letters of credit; general economic slow downs; consumer confidence, which can be impacted by economic and other factors such as terrorism, war, or threats thereof and changes in energy prices or stock markets; inflation in the cost of materials used to construct our homes; our level of indebtedness and our ability to raise additional capital when and if needed; legislative or other initiatives that seek to restrain growth or new housing construction or similar measures and other factors identified in documents filed by us with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2005, and our Form 10-Q for the quarter ended June 30, 2006, under the caption “Risk Factors.” As a result of these and other factors, the Company’s stock and note prices may fluctuate dramatically.

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